EXHIBIT 10-3

                              THE COCA-COLA COMPANY
                                 Coca-Cola Plaza
                                Atlanta, Georgia

                                                                ADDRESS REPLY TO
                                                                P.O. Drawer 1734
                                                              Atlanta, GA  30301
                                                                     -----
                                                                    404-676-2122


                                  March 2, 2001



VIA HAND DELIVERY

Mr. Steven J. Heyer
3565 Tuxedo Avenue, N.W.
Atlanta, GA 30305

Dear Steve:

     It is my pleasure to extend to you an offer of employment with The Coca-Cola Company (the "Company") upon the terms set forth in the attached term sheet. This offer will remain open for your acceptance until 6:00 p.m. (E.S.T.) April 1, 2001, and anticipates your becoming an employee by April 18 , 2001. Please signify your acceptance of such employment by signing as indicated below. This letter agreement may be executed in counterparts.


                                        /s/ DOUGLAS N. DAFT
                                        --------------------------------------
                                        Douglas N. Daft
                                        Chairman of the Board of Directors and
                                        Chief Executive Officer




/s/ STEVEN J. HEYER
---------------------------
Steven J. Heyer

Date:   March 22, 2001





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                                    Terms of
                               Employment between
                        Steven J. Heyer ("Executive") and
                        The Coca-Cola Company ("Company")
                                  March 2, 2001


1. POSITION AND DUTIES; PLACE OF PERFORMANCE: (a) During the Employment Period (as defined below), the Executive shall serve as Executive Vice President of the Company and President, Coca-Cola Company Ventures, subject to election by the Board of Directors of the Company (the "Board"). The Executive shall report to the Chairman of the Board and Chief Executive
     Officer of the Company (the "Chief Executive Officer"). During the Employment Period, the Executive shall have those powers and duties consistent with his positions and assigned by the Chief Executive Officer, including, but not limited to leading Company joint venture or acquisition, innovation and incubation activities and acting as a Coca-Cola Company member of Boards of Company joint ventures. Working with the CEO and other executive officers, the Executive will also lead and direct the Company's marketing, long range planning and strategy development process. During the Employment Period, the Executive shall be a member of the Company's Executive Committee. The Executive agrees to devote substantially all of his working time to the performance of his duties for the Company, provided that Executive shall be entitled to serve on corporate, charitable and civic boards to the extent such activities do not materially interfere with the performance of his duties hereunder. Effective no later than the first regularly-scheduled Company Board of Directors meeting which occurs on or after the date of the commencement of Executive's employment, Executive will be elected, designated or appointed to the foregoing.

2. EMPLOYMENT PERIOD: The period during which the Executive is employed by the Company hereunder (the "Employment Period") is anticipated to commence no later than April 18, 2001 (such commencement of employment, the "Effective Date") and shall end on the fifth anniversary thereof; provided however, that commencing on the fourth anniversary of the Effective Date (each such anniversary, a "Renewal Date"), the Employment Period shall automatically be extended for one additional year unless, no later than the date which is four months prior to such Renewal Date, the Company or the Executive shall have given notice not to extend the Employment Period.

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3.   ANNUAL  SALARY:  $850,000 for 2001,  subject to increase (but not decrease)
     thereafter.

4. ANNUAL INCENTIVE: So long as the Executive is employed by the Company, he shall be eligible to receive annual cash incentive awards (the "Annual Incentive") pursuant to and subject to the terms and conditions of the Company's Annual Performance Incentive Plan or Executive Performance Incentive Plan (or any successor or companion plan). The Executive's Annual Incentive paid in respect of 2001 shall in no event be less than 80% of his target Annual Incentive for such year. The Executive's Annual Incentive in respect of 2001 and for each year after 2001 shall be determined on the basis of Company and individual performance and shall in no event be targeted at a percentage less than the target percentage set for other senior executive officers nor shall the target and opportunity for future awards be less than the initial target and opportunity. In the event of termination of employment for any reason other than a termination for Cause or a resignation other than for Good Reason during any subsequent bonus year, a pro rata portion of the annual performance bonus shall be paid after qualifying Company performance has been certified.

5.   ANNUAL PERFORMANCE LTIP AND EQUITY BASED INCENTIVE COMPENSATION:

     (a) LONG-TERM INCENTIVE. So long as the Executive is employed by the Company, he shall be eligible to receive long-term cash incentive awards (the "Long-Term Incentive") pursuant to and subject to the terms and conditions of the Company's Long Term Performance Incentive Plan (or any successor or companion plan). The target percentage for the Executive's Long-Term Incentive for each performance period during the Employment Period shall in no event be less than the target percentage set for senior executive officers nor shall the target and opportunity for future awards be less than the initial target and opportunity. In the event of termination of employment for any reason other than a termination for Cause or a resignation other than for Good Reason, a pro rata portion of the each on-going LTIP award shall be paid after qualifying Company performance has been certified.

     (b) FUTURE EQUITY GRANTS. At such time(s) during each year of the Employment Period that the Compensation Committee or a subcommittee thereof approves annual stock option grants to senior executive officers of the Company, and provided that the Executive is then still employed by the Company, the Chief Executive Officer shall recommend to the Compensation Committee a grant for the Executive of stock options (and/or other equity) according to the terms of the applicable plans, within an award value range (based upon a Black Scholes valuation) of $9 to $12 million subject to discretion of the Compensation Committee. It is the Company's expectation that as long as the


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          performance of the Company and the Executive are within a reasonable range, that awards within this range will be made.

     (c) All performance and equity based awards and other benefits provided to Executive shall vest, remain exercisable and/or become payable upon a change in control as provided in the applicable plans, the provisions shall be no less favorable to Executive than those applicable to other senior executive officers.

6. GROUP/EXECUTIVE BENEFITS: During the Employment Period, the Executive shall be eligible to participate in such other employee benefit programs and perquisite arrangements as are applicable generally to employees and/or made available to senior executives of the Company (the "Benefit Plans"), in accordance with the terms and conditions of such Benefit Plans and on a basis no less favorable than the other senior executive officers, but with all waiting periods waived to the maximum extent permitted by such Benefit Plans. Executive will generally have access to a Company plane for business travel and Executive and Family will have access to a Company plane on an "as available" basis for other than business travel, assuming all planes are not needed for business purposes, with obligation to reimburse for personal use based upon first class airfare.

7.   SUPPLEMENTAL PENSION:

     (a) The Executive shall be eligible for pension benefits equal to the amount that he would have earned under the Company's Employee Retirement Plan and Supplemental Retirement Plan (and any successor or companion plans), if the Executive's service had been determined as if he had been in the employ of the Company for a number of years equal to the sum of (i) his actual number of years of service with the Company and (ii) ten (10) (the "Pension Credit"). Such Pension Credit shall be reduced by the amounts actually paid under such plans in accordance with their terms. The Company reserves the right to purchase annuities or such other vehicles as it may determine to fund the Pension Credit and/or to pay to the Executive, at the time of the Executive's retirement, death or Disability, a lump sum payment equal to the present value of the Pension Credit, determined using the interest rate prescribed by the Pension Benefit Guaranty Corporation for valuing immediate annuities for plans terminating in the month in which the Executive's retirement, death or Disability occurs.

     (b) The Pension Credit shall not be payable under this item 7 if, prior to the fifth anniversary of the commencement of employment, Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason.

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8.   HIRING INDUCEMENT; MAKE WHOLE.

     (a) RESTRICTED STOCK. Executive shall receive a restricted stock award for 50,000 shares cliff vesting on the fifth anniversary of the date of grant, subject to release in full in the event of termination of employment for any reason other than a termination for Cause or a resignation other than for Good Reason.

     (b) PERFORMANCE GRANT. Executive shall receive a five-year performance restricted stock award for 125,000 shares vesting in accordance with established performance criteria. In the event of termination of employment for any reason other than a termination for Cause or a resignation other than for Good Reason, a pro rata portion of the performance restricted stock shall be released after qualifying Company performance has been certified.

     (c) SIGN-ON. Executive shall be entitled to receive $1,000,000, of which $500,000 shall be paid in cash no later than 10 business days after commencement of employment and the remainder shall be paid on the first anniversary of commencing employment (the "Deferred Sign-On Payment"). In the event of termination of employment for any reason other than a termination for Cause or a resignation other than for Good Reason prior to payment of the $1,000,000 in full, any unpaid amount shall be paid within five (5) business days of such termination.


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     (d)  STOCK  OPTIONS.  The Chief  Executive  Officer shall  recommend to the
          Stock Option Subcommittee of the Board at its first meeting coinciding with or next following the Effective Date that the Company grant to the Executive a stock option (the "Option"), pursuant to the Company's 1999 Stock Option Plan, to purchase a number of shares of the Company's common stock, par value $0.25 per share ("Common Stock") having a Black-Scholes value equal to 1) the Black-Scholes value of the unvested options to acquire shares of the Executive's employer (the "Current Employer") held by the Executive on the date hereof and
          2) the value of lost LTIP participation at his former employer. The Black-Scholes value of the Option shall be calculated as of the Effective Date using the same methodology and assumptions utilized by the Company in valuing annual grants to all employees in 2000. The Black-Scholes value of the options to acquire shares of the current employer held by the Executive on the date hereof shall be calculated as of the Effective Date using the same methodology (including the methodology used to determine assumptions) utilized by the Company in
          valuing  annual  grants  to  employees  in  2000.  Any   Black-Scholes
          calculation made pursuant to this Agreement shall be delivered to the Executive reasonably in advance of the date of grant of the Option. The Option grant shall be reflected in an option agreement which shall include the terms of the Company's standard form of option agreement as in effect on the date of grant of the Option.

9. TERMINATION FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment hereunder is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Option shall become fully vested and exercisable for a period of six months in accordance with the applicable plans and individual agreements and; other option awards that are vested upon the termination date will remain exercisable for a period of six months, as provided by the plan and applicable agreements.

10. TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR DISABILITY OR BY THE EXECUTIVE FOR GOOD REASON.: If the Executive's employment hereunder is terminated by the Company other than for Cause or disability (as defined under the Company's long-term disability plan) or by the Executive for Good Reason, then:

          (i) the Company shall pay the Executive an Annual Incentive payment determined, prorated and paid in accordance with the terms of the applicable plan(s);

          (ii) the Company shall pay to the Executive, as soon as practicable but no later than 30 days following the Date of Termination, a lump sum amount equal to (A) any unpaid Deferred Sign-On Payment plus (B)

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               three times the sum of (1) the  Executive's  then-current Base
               Salary and (2) the average of the Annual Incentives paid or payable to the Executive for the three calendar years immediately preceeding the year in which the Date of Termination occurs, or such lesser period during which the Executive was employed by the Company, offset by (C) any severance paid to the Executive pursuant to any other severance pay plan or program of the Company.

          (iii)(A) the Option shall become fully vested and exercisable (and shall remain exercisable in accordance with the applicable plans and individual agreements), (B) any other options to acquire Common Stock granted to the Executive shall become vested and remain exercisable in accordance with the terms of the applicable plans and individual agreements, (C) the 50,000 Restricted Stock award shall be released from restriction and (D) other restricted stock awards shall be considered in accordance with the terms of the applicable plans and individual agreements;

          (iv) the Company shall offer the Executive and his qualified dependents continued coverage under the Company's insurance plans, as required by the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), at the Company's cost, so long as the Executive or his dependents are eligible for COBRA coverage; and

          (v) the Executive shall be provided with the Pension Credit, provided, that for purposes thereof the amounts described in clause 10(ii) above shall be deemed paid under a severance policy and thereby taken into account in determining Executive's final average compensation.

11. MITIGATION: The Executive shall not be required to mitigate any amounts payable hereunder by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by the Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company (other than any amounts owed by the Executive under Company benefit plans and agreements and any expenses incurred by the Company on the Executive's behalf and at the Executive's request) or otherwise.

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12.  TERMINATION BY EXECUTIVE:  Executive may, by at least 30 days prior written notice, voluntarily terminate this agreement without liability at any time without Good Reason.

13. FEES AND EXPENSES: The Company will pay all reasonable legal fees not to exceed $25,000 and related expenses incurred by Executive in connection with the negotiation and preparation of the employment agreement. In addition, the Company shall indemnify and hold harmless the Executive from any reasonable attorneys fees, Executive may incur or be liable for as a result of his resignation from his former employer to commence employment with the Company. The Company shall also pay all reasonable attorneys fees and expenses incurred by Executive in connection with any dispute between the Company and Executive regarding the validity or enforceability of, or liability under this Agreement.

14. BINDING OF SUCCESSORS: The Company will cause any successor to all or substantially all of its business and/or assets expressly to assume and agree to perform Executive's employment agreement in the same manner and to the same extent that the Company is required to perform hereunder.

15. CAUSE. The Company may terminate the Executive's employment for Cause. For purposes hereof, "Cause" shall mean (i) the Executive's material breach of this Agreement, (ii) the Executive's gross negligence in the performance or non-performance of any of his material duties or responsibilities hereunder, (iii) the Executive's dishonesty, fraud or willful misconduct with respect to, or willful disparagement of, the business or affairs of the Company, (iv) the Executive's conviction of a felony, (v) the Executive's being absent from work for twenty (20) consecutive days for any reason other than vacation, approved leave of absence (such approval not to be unreasonably withheld) or disability or illness pursuant to Company policy or law. No act or failure to act by the Executive shall be considered Cause unless the Company has given detailed written notice thereof to the Executive and, where remedial action is feasible, he has failed to remedy the act or omission within twenty (20) business days after receiving such notice.

16. GOOD REASON. The Executive may terminate his employment for "Good Reason". For this purpose, "Good Reason" shall mean, without Executive's consent,
     (a) the assignment to Executive of any duties inconsistent in any material respect with Executive's position, authority, duties or responsibilities as contemplated hereunder, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive; (b) any failure by the


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     Company to comply  with  any of  the provisions  of terms  of  Executive's employment other than an isolated and inadvertent failure not committed in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive; (c) Executive being required to relocate to a principal place of employment more than twenty-five (25) miles from Executive's current principal place of employment; or (d) delivery by the Company of a notice discontinuing the automatic extension feature of the term of Executive's employment as set forth in Section 2 hereof.

17. EXECUTIVE COVENANTS. (a) During the Employment Period, and for a period of one year thereafter, the Executive shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group or other entity (each, a "Person"):

     (i) engage, as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in any business engaged in the manufacture, sale or distribution of non-alcoholic beverages; or

     (ii) solicit or attempt to solicit, recruit or attempt to recruit, any employee, agent or contract worker of the Company with whom the Executive had contact during the course of his employment with the Company.

     (b) For the purposes of this Section, references to "the Company" shall mean the Company and its direct and indirect subsidiaries and/or any Company joint ventures or incubators.

     (c) The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 1 relating to the time period or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

     (d) All of the covenants in this Section shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action the Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

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     (e)  The Executive has carefully read and considered the provisions of this
          Section and, having done so, agrees that the restrictive covenants in this Section impose a fair and reasonable restraint on the Executive and are reasonably required to protect the interests of the Company
          and  its  officers,  directors,   employees,  and  stockholders.   The
          Executive  covenants that he will not challenge the  enforceability of
          this  Section  nor  will  he  raise  any  equitable   defense  to  its
          enforcement.

18.  TRADE SECRETS AND CONFIDENTIAL INFORMATION

     (a) For purposes of this Section, "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company. "Trade Secret" means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which
          (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     (b) The Executive acknowledges he is employed by the Company in a confidential relationship wherein he, in the course of his employment with the Company, has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies and studies, detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and accordingly, he is willing to enter into the covenants contained in Sections 17 and 18 of this Agreement in order to provide the Company with what he considers to be reasonable protection for its interest.

     (c) The Executive hereby agrees that during the Employment Period and thereafter, he will hold in confidence all Confidential Information of the Company and its direct or indirect subsidiaries that came into his knowledge during his employment by the Company and shall not disclose, publish or make use of such Confidential Information without the prior written consent of the Company.


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     (d)  The  Executive  shall  hold in  confidence  all Trade  Secrets  of the
          Company and its direct or indirect subsidiaries that came into his knowledge during his employment by the Company and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

     (e) Notwithstanding the foregoing, the provisions of this Section will not apply to (i) information required to be disclosed by the Executive in the ordinary course of his duties hereunder or (ii) Confidential Information that otherwise becomes generally known in the industry or to the public through no act of the Executive or any person or entity acting by or on the Executive's behalf, or which is required to be disclosed by court order or applicable law.

     (f) The parties agree that the restrictions stated in this Section 18 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company's right under applicable state law to protect its trade secrets and confidential information.

19. INVENTIONS. The Executive agrees to promptly report and disclose to the Company all developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called "Work Product"), conceived, made, implemented, or reduced to practice by the Executive, whether alone or acting with others, during the Executive's employment with the Company, that is developed (a) on the Company's time, or (b) while utilizing, directly or indirectly, the Company's equipment, supplies, facilities, or trade secret information. the Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. The Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided however, that this Section shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless the Work Product (a) relates directly to the Company's business or its actual or demonstrably anticipated research or development, or (b) results from any work performed by the Executive for the Company. The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the work Product. The Executive agrees to perform, upon the reasonable request of the Company, during or after employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product.

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20.  RETURN OF COMPANY PROPERTY. All records,  designs, patents, business plans,
     financial  statements,   manuals,   memoranda,   customer  lists,  customer
     database, rolodex and other property delivered to or compiled by the Executive by or on behalf of the Company (including the respective subsidiaries thereof) or its representatives, vendors or customers which
     pertain  to  the  business  of  the  Company   (including   the  respective
     subsidiaries thereof) shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of the Executive's employment with the Company, the Executive shall deliver all such materials to the Company. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive's employment.

21. EQUITABLE REMEDY. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in Sections 17, 18, 19 and 20, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for my breach or threatened breach of the Executive's covenants.

22. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt re-quested, postage prepaid, addressed as follows:

                        If to the Executive:

                        Mr. Steven J. Heyer
                        3565 Tuxedo Avenue, N.W.
                        Atlanta, Georgia 30305



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



                        If to the Company:

                        The Coca-Cola Company
                        One Coca-Cola Plaza
                        Atlanta, GA 30313
                       Attention: Chief Executive Officer

     or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

23. MISCELLANEOUS. No provisions of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive and an authorized officer of the Company. Any waiver or discharge must be in writing and signed by the Executive or such an authorized officer of the Company, as the case may be. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

24. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

25. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

26. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

27. ENTIRE AGREEMENT. This Agreement (together with any option and restricted stock agreements which may evidence the awards contemplated hereby) set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.


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     IN WITNESS  WHEREOF,  the parties  hereto have executed  this  Agreement on
March ___, 2001 to be effective as of the Effective Date.



THE COCA-COLA COMPANY

By: /s/ DOUGLAS N. DAFT
Name:-------------------
Title:------------------


/s/ STEVEN J. HEYER
------------------------
Executive






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